Exhibit 99.1

                              FOR IMMEDIATE RELEASE


Contact:
Richard N. Small
Senior Vice President, Chief Financial Officer
617-933-2130

(investor relations)
Ritu Baral
The Trout Group
212-477-9007 ext.15

 Point Therapeutics' Lead Product Candidate, PT-100, Shows Positive Results in
                Chemotherapy-Induced Neutropenia Clinical Trial


BOSTON, MA. - May 28, 2003 - Point Therapeutics, Inc. (OTC BB: POTP.OB) today announced that lead product candidate PT-100 demonstrated an improvement in severe neutropenia associated with chemotherapy according to clinical trial results to date. Additionally, PT-100 has been well tolerated by patients with cancer. This is the first human clinical trial to study PT-100 in cancer patients receiving chemotherapy. Trial results also support the initiation of a clinical program to study PT-100 as an anti-cancer agent.

 PT-100 is an orally active small molecule which the Company believes stimulates the proliferation of hematopoietic progenitor cells and the differentiation of neutrophils. The Company believes that the novel activity of PT-100 is due to its ability to stimulate the production of certain cytokines and chemokines that are both hematopoietically active and known to promote the body's defense against malignant tumors. To date, PT-100 has demonstrated biological activity in humans consistent with that observed in preclinical experimental models of neutropenia and cancer.

               PT-100 Demonstrates Hematopoietic Effect in Humans
               --------------------------------------------------

The current Phase 1 trial in chemotherapy-induced neutropenia was designed to study the safety of PT-100 in cancer patients receiving chemotherapy and to measure blood levels of neutrophils and important biological mediators of hematopoiesis, such as G-CSF and IL-6. Patients received two 21-day cycles of chemotherapy. The study design allowed the comparison of the duration of severe neutropenia (a condition which increases a patient's risk of serious infection) in the first cycle of chemotherapy, when patients did not receive PT-100, with the duration in the second cycle, when PT-100 was administered .

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To date, the Company has completed three of the four escalating dose levels of
PT-100 planned for the trial: that is, the 200(mu)g, 400(mu)g, and 800(mu)g total daily doses of PT-100 administered orally for seven days. One more dosing group (1200 (mu)g per day) is currently being studied with results expected in the third quarter of 2003.

Thus far, PT-100 has been well tolerated, and a dose-related response in neutrophil recovery has been observed. Approximately a two-day reduction in the median days of severe neutropenia was observed in the group of seven subjects who received the 800(mu)g dose from the second to the eighth day following chemotherapy (two days of severe neutropenia in Cycle 2 versus four days in Cycle 1). In this group, a comparison of the median absolute neutrophil counts demonstrated approximately a 60 % reduction in the duration and degree of severe neutropenia in Cycle 2 compared with Cycle 1.

Don Kiepert, President and CEO of Point commented, "We are very encouraged with the results to date from this study. The safety profile observed is consistent with the previous trial results in 90 healthy human volunteers. In addition, the dose-related improvement in the duration and degree of severe neutropenia support our preclinical observations recently published in Blood Online (see press release dated May 22, 2003). We are still exploring the optimal dose and administration regimen of PT-100 as a hematopoietic agent. Given the clinical results to date, we are excited about continuing the development of PT-100 as a multi-lineage hematopoietic stimulant."

The Company plans to initiate a Phase 2 trial to study PT-100's ability to treat both neutropenia and anemia associated with chemotherapy. The Company expects to initiate the Phase 2 trial upon securing additional capital resources and is currently exploring several financing alternatives including corporate partnerships, sale of securities, and more expansive corporate relationships.

                  Point to Initiate a PT-100 Anti-Cancer Study
                  --------------------------------------------

The Phase 1 trial results in chemotherapy-induced neutropenia also demonstrated that in a majority of patients in the 800(mu)g dose group, blood levels of important cytokines and chemokines were observed to increase in Cycle 2 compared with Cycle 1. In preclinical animal models, increased production of similar cytokines and chemokines was indicative of an anti-tumor effect of PT-100. The Company believes that the cytokine and chemokine responses observed in the clinical trial, along with preclinical data in models of cancer, support the potential clinical application of PT-100 in the treatment of cancer.

The Company will be initiating a multicenter, U.S. Phase I/II human clinical study to test PT-100 in combination with the monoclonal antibody Rituxan(R) in patients with non-Hodgkin's lymphoma (NHL) or chronic lymphocytic leukemia
(CLL). The trial is expected to be initiated in June. The Phase 1 portion of the study will test PT-100 in combination with Rituxan(R) in three to six patients in four escalating dose groups to investigate the maximum tolerated dose (MTD) and anti-tumor activity. Phase 1 is expected to be completed by the first half of 2004. Upon establishing an MTD, Phase 2 will commence with Rituxan(R) and PT-100, administered at the determined MTD. The objective of the Phase 2 portion of the trial is to compare the tumor response rates between patients receiving the combination of Rituxan(R) and PT-100 and patients receiving Rituxan(R) alone.

Mr. Kiepert added, "We are excited about initiating a Phase 1/2 trial to study PT-100 in combination with Rituxan(R) in NHL and CLL patients because of the promising results observed in the clinic and potential near-term market product opportunity for combining PT-100 with currently available anti-cancer agents."

ABOUT POINT THERAPEUTICS, INC.:

Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors. Point will be initiating shortly a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan(R) in patients with hematologic malignancies, such as NHL and CLL. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. Point is currently evaluating PT-100 in a human clinical study in which cancer patients undergoing chemotherapy are treated with PT-100 for neutropenia.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.